FrontLine Contact:
Scott Rechler
Chief Executive Officer
212-931-8000

FRONTLINE CAPITAL REFINES STRATEGY TO UNDERSCORE VALUE OF HQ GLOBAL WORKPLACES

FORMS TWO DISTINCT OPERATING UNITS

NEW YORK--October 18, 2000--FrontLine Capital Group (NASDAQ: FLCG) today announced it is refining its strategic plan to unleash the intrinsic value of HQ Global Workplaces, its largest partner company, and to maximize the value of its other holdings by altering FrontLine Capital's operating and reporting structure.

In order to underscore the value of its investment in HQ Global, the Company is segmenting its operations into two distinct operating units and will separate the units when reporting future financial results and allocating resources. One unit will hold FrontLine's interest in HQ Global and the other unit will hold all of FrontLine's other assets.

HQ Global is the world's largest provider of flexible turn-key officing solutions with a global network of 469 locations in 17 countries. Three years ago, FrontLine identified an opportunity to create a market leader in what had been a highly fragmented industry and began to build a global platform. Today, HQ Global is recognized as an industry leader in a rapidly growing market.

In making the announcement, Scott Rechler, CEO of FrontLine, said "FrontLine was founded to create superior operating companies that provide outsourcing solutions for small and mid-sized companies and the mobile workforce of larger companies, and HQ Global exemplifies the success of that vision. Over a relatively short time span, we have built HQ Global into an industry leader with tremendous growth potential.

"We believe its recent success is just the beginning and are confident that under the stewardship of its management team, led by Gary Kusin, HQ Global will continue to be one of the premier outsourced solutions providers in the world," Mr. Rechler continued. "This structure will make the value of our investment in HQ Global more evident and will allow investors to better understand the true worth of FrontLine."

FrontLine Capital currently owns 57% of the common equity of HQ Global, which is not yet publicly held. In announcing the Company's strategic repositioning, FrontLine Capital noted the market's validation of the growth and value opportunity inherent in HQ Global's business as evidenced by the valuation given Regus (NASDAQ: REGS), a company with a similar business model. Regus completed its initial public offering on October 16, 2000, and has a current total market capitalization of approximately $2.4 billion.

In addition, Mr. Rechler said that the constrained capital markets have compelled management to reevaluate their long-term growth initiatives. "Where as before, we were actively leveraging our capital base to grow our portfolio of busineses," he said, "we are now going to focus our resources and capital on those businesses within our existing portfolio that will maximize value for our shareholders." These companies, which include emerging industry leaders EmployeeMatters, RealtyIQ and OnSite Access, will be segregated into a separate operating unit. As part of this repositioning, FrontLine Capital is substantially reducing the Company's corporate overhead and will cease pursuing new investment opportunities.

Management will go into further detail about today's announcement during a conference call at 1:00 p.m.EDT today, Wednesday, October 18. Those wishing to listen to the call on the Internet should go to www.FrontLineCapital.com.
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About FrontLine Capital Group

FrontLine Capital Group (NASDAQ: FLCG) is a publicly-traded operating company that develops and manages companies that service small and medium-size enterprises and the mobile workforces of larger companies. FrontLine generally acquires significant interests in companies to influence their long-term direction and value creation and has committed $390 million in 12 companies, including HQ Global Workplaces, OnSite Access, EmployeeMatters, RealtyIQ.com, and UpShot.com. The company has two distinct operating units; one unit will hold FrontLine's investment in HQ Global and the other unit will hold all other assets. FrontLine allocates capital and management resources to maximize the potential value of its Companies.

About HQ Global

Dallas-based HQ Global Workplaces is the world's largest provider of flexible turn-key officing solutions with a global network of 469 locations in 17 countries. HQ Global Workplaces focuses on full-time clients, those who need occasional access to office space and business services, and home-based clients. The company provides an extensive offering of high-quality private offices, meeting rooms, flexible on-demand workspaces, state-of-the-art technology, personalized telephone answering services, on-site technical assistance and additional business support services. All locations offer attractive environments designed to encourage efficiency, productivity, and comfort. HQ Global Workplaces is producing outstanding market penetration by effectively leveraging three paradigm changes in how corporations operate -- the accelerating movement to globalization, the demand for sophisticated technology to be constantly available and the shift to outsourcing for support services as companies focus on their core competencies. For more information about HQ Global Workplaces, please visit www.hq.com.
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Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although FrontLine Capital Group believes that the expectations reflected in such forwarded-looking statements, including the ability to attract capital and the achievement of business plan objectives, are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from FrontLine expectations include changes in the business services industry, the valuation or growth rate of any comparable companies in the officing solutions sector, downturn in market valuations, particularly for Internet-related companies, failure to consummate anticipated transactions, finding acquisition opportunities which meet its investment strategy, general economic conditions, competition, changes in technology, technological obsolescence, interest rates, available capital, conflicts of interests of management, and other risks detailed from time to time in the FrontLine reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.


                           Corporate Facts about HQ
                           ------------------------


                          Executive Management Team
                          -------------------------

Gary Kusin          Chief Executive Officer
David Rupert        Chief Operating Officer
Bill McCalmont      Chief Financial Officer
Joe Wallace         Senior Vice President of Corporate Development
Dan DiSano          Senior Vice President and COO
Don Connors         Vice President of Corporate Strategies


                             Financial Structure
                             -------------------

Common equity (57% owned by FrontLine Capital Group)
$220 million of preferred equity
$125 million of mezzanine debt
$215 million of senior debt


                              Financial Sponsor
                              -----------------

FrontLine Capital Group
Equity Office Properties
CarrAmerica
Fortress Investment Group
AEW
ABP
Blackstone Group
Chase Capital Partners